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Lyondell Chemical Company

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The following is an internal newsletter from Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell Chemical Company to all employees of Lyondell posted on Lyondell's internal website.

Dan Smith Column
September 2007 Issue – Compass

Compass: Since the announcement of our intent to merge with Basell, Lyondell’s stock price has fluctuated between approximately $44 and $47 per share. Since the agreement is set at a $48 per share buyout price, why is the current market value lower?

Dan Smith: It’s not particularly unusual that our current market value doesn’t reflect the agreement’s $48 price. Following any announcement of merger plans, there is a natural arbitrage to reflect the time value of money and market uncertainties. This creates a natural discount to the agreed-upon transaction price.

In the recent market, the volatility of our stock price and the magnitude of our trading volume since the announcement have been exaggerated beyond the typical arbitrage due to the current situation in the credit markets. However, our transaction is a logical, strategic one with committed financing. In short, I don’t think that the fluctuations have much to do with our transaction and more to do with the volatility in the markets.

Compass: What’s the current status of the integration activities? How soon do we expect to close the deal and have a good idea of the shape of the new organization going forward?

Dan Smith: It’s tough to be patient at a time like this, but it’s important that we take time now to lay out the best path forward following the merger. Since our announcement almost two months ago, we’ve made good progress. As Ed Dineen shared with all employees last week, functional teams of Lyondell and Basell employees have been meeting on a regular basis to identify issues and opportunities, explore potential synergies, and prepare integration options and recommendations for the Steering Team’s consideration.

Some of the most important work being done now is focused on defining the vision and common beliefs that will set the foundation of our new, combined organization. There are many areas in which our organizations share similar attributes, and others in which we can learn from our different approaches.

A Booz-Allen & Hamilton Inc. study found that 68 percent of mergers fail not because of flaws in strategy, but because of poor or clumsy integration. By comparison, only 32 percent of the failures were attributed to faulty vision or poor fit. Ranked highly among the key principles for success were the ability to define and communicate a shared vision and the willingness to implement a rigorous integration planning process.

By bringing the leadership of both organizations into agreement on a common vision and taking the time to explore our various integration options, we are taking the right steps for our future. This work takes time, and as time passes, individuals can sometimes experience anxiety related to perceived uncertainty in their individual roles, benefits or job security.

Luckily, at Lyondell, we have become somewhat expert at the merger and integration process. Much of our growth over the past 20 years was a result of purchasing or partnering with other organizations to build a stronger, more global organization. Over those years, our employees have become more comfortable operating in an environment of change. In fact, one of our Leadership Core Competencies is “Managerial Agility” – dealing well with uncertainty and being able to quickly adapt to process, structural and organizational changes.

We expect that the merger will close in the next several months, as planned. This is an exciting point in our history, and I know we are all looking forward to the day when we will know our new leadership and organization structures, can announce our company name and be able to get on with the business of becoming the world’s third largest chemical company. The functional and steering teams are working well together on behalf of both organizations, and I am pleased by the way that you are keeping the business of Lyondell moving ahead without missing a beat while the integration activities progress. Please keep working safely, stay focused on the work that needs to be done, and trust that the time we are taking now to discuss and plan our future is time well spent.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.